Exhibit 7(h)

First Amended and Restated Reinsurance Agreement

FIRST AMENDED AND RESTATED

REINSURANCE AGREEMENT

BY AND BETWEEN

TRANSAMERICA LIFE INSURANCE COMPANY

CEDAR RAPIDS, IOWA

(the “Ceding Company”)

AND

FIREBIRD RE CORP.

PHOENIX, ARIZONA

(the “Reinsurer”)

4/1/2015

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REINSURANCE AGREEMENT

This agreement (the “Agreement”), dated as of April 14, 2015 (the “Effective Date”), is hereby made and entered into by and between Transamerica Life Insurance Company (the “Ceding Company”) and Firebird Re Corp. (the “Reinsurer”).

RECITALS

WHEREAS, the Ceding Company and Transamerica International Re (Bermuda) Ltd. (“TIRe”) entered into that certain reinsurance agreement dated December 31, 2008 (as amended, the “Original Reinsurance Agreement”);

WHEREAS, pursuant to an assignment, transfer, and novation agreement effective April 14, 2015, the Reinsurer (i) has succeeded to all of TIRe’s rights, title, and interest in and to the Original Reinsurance Agreement and (ii) has assumed all of TIRe’s duties, obligations, and liabilities under the Original Reinsurance Agreement;

WHEREAS, the Ceding Company and the Reinsurer desire to amend and restate the Original Reinsurance Agreement in its entirety as provided for herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Ceding Company and the Reinsurer hereby agree as follows:

The Ceding Company and the Reinsurer mutually agree to reinsure on the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer, and performance of the obligations of each party under this Agreement will be rendered solely to the other party. In no instance will anyone other than the Ceding Company or the Reinsurer have any rights under this Agreement, and the Ceding Company will be and remain the only party hereunder that is liable to any insured, policyowner or beneficiary under any annuity reinsured hereunder.

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ARTICLE I

GENERAL PROVISIONS

1.

Annuities and Risks Reinsured. The Reinsurer agrees to indemnify the Ceding Company for, and the Ceding Company agrees to reinsure with the Reinsurer, according to the terms and conditions hereof, the Quota Share Percentage of the Annuities, as defined in Schedule A attached hereto.

2.

Coverages and Exclusions. Only the Annuities are reinsured under this Agreement. Except as described in Schedule A, riders or other policy forms or endorsements providing additional benefits are not reinsured under this Agreement.

3.

Plan of Reinsurance. This indemnity reinsurance is a combination of funds withheld coinsurance and modified coinsurance. The Ceding Company will retain, control and own all assets held in relation to the Modified Coinsurance Reserve as defined in Schedule B and the Funds Withheld Balance as defined in Article V.

4.	Expenses. The Reinsurer will bear no part of the expenses incurred in connection with the Annuities, except as otherwise provided herein.

5.

Annuity Changes. The Ceding Company must provide written notification to the Reinsurer of any change which will affect the original terms or conditions of any Annuity not later than thirty (30) days before the change takes effect. The Reinsurer will provide written notification to the Ceding Company as to the Reinsurer’s acceptance or rejection of the change within fifteen (15) days after receipt of notice of the change. If the Reinsurer accepts any such change, the Reinsurer will (a) assume that portion of any increase in the Ceding Company’s liability, resulting from the change, which corresponds to the Quota Share Percentage of the Annuities, and (b) receive credit for that portion of any decrease in the Ceding Company’s liability, resulting from the change, which corresponds to the Quota Share Percentage of the Annuities. If the Reinsurer rejects any such change, the Reinsurer’s liability under this Agreement will be determined as if no such change had occurred.

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6.

Damages. The Reinsurer will not indemnify the Ceding Company for, and will not be liable for, any damages or liability, including, but not limited to extracontractual damages or liability resulting from fraud, oppression, bad faith, regulatory non-compliance, unfair trade or other practices, strict liability, or negligent, reckless or intentional wrongs on the part of the Ceding Company or its directors, officers, employees and agents. The following types of damages are examples of damages that would be excluded from this Agreement, for the conduct described above, including, but not limited to, actual damages, damages for emotional distress, punitive or exemplary damages, and attorney fees related to any such damages. Notwithstanding the foregoing, policy proceeds that do not exceed the account value of an Annuity and that the Ceding Company is required to pay upon the direction, verdict, or ruling of a court of law are not extracontractual and shall not be excluded from the Reinsurer’s obligation under this Agreement.

7.

Annuity Administration. The Ceding Company will administer the Annuities and will perform all accounting for the Annuities; provided, however, that the Reinsurer reserves the right to participate in the adjudication and administration of Claims (as defined in Article IV, Paragraph 2).

8.

Inspection. At any reasonable time, the Reinsurer may inspect, during normal business hours, at the principal office of the Ceding Company, the original papers and any and all other books or documents relating to or affecting the reinsurance ceded under this Agreement. The Reinsurer will not use any information obtained through any inspection pursuant to this paragraph for any purpose not relating to the reinsurance ceded hereunder or information reporting required under applicable law.

9.

Taxes and Assessments. The allowance for any premium taxes, state guarantee fund assessments, special assessments or excise taxes paid in connection with the Annuities is included in the allowances described in Article III. The Reinsurer will not reimburse the Ceding Company for any other taxes or assessments paid by the Ceding Company in connection with the Annuities.

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10.

Election to Determine Specified Policy Acquisition Expenses. The Ceding Company and the Reinsurer agree that the party with net positive consideration under this Agreement will capitalize specified policy acquisition expenses with respect to Annuities (“Acquisition Expenses”) without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended. The Ceding Company and the Reinsurer will exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The Ceding Company will submit a schedule to the Reinsurer by May 1 of each year presenting its calculation of the net consideration for the preceding taxable year. The Reinsurer may contest the calculation in writing within thirty (30) days after receipt of the Ceding Company’s schedule. Any differences will be resolved between the parties so that consistent amounts are reported on the respective tax returns for the preceding taxable year. This election to capitalize specified Acquisition Expenses without regard to the general deductions limitation is effective for all taxable years during which this Agreement remains in effect.

11.	Condition. The reinsurance ceded hereunder is subject to the same limitations and conditions specified in the Annuities, except as otherwise provided in this Agreement.

12.

Misunderstandings and Oversights. If any failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Ceding Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred.

13.

Adjustments. If the Ceding Company’s liability under any of the Annuities is changed because of a misstatement of age, sex or any other material fact, the Reinsurer will (a) assume the Quota Share Percentage of any increase in the Ceding Company’s liability resulting from the change and (b) receive credit for the Quota Share Percentage of any decrease in the Ceding Company’s liability resulting from the change.

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14.

Reinstatements. If an Annuity lapses and is subsequently reinstated while this Agreement is in force, the reinsurance for such Annuity will be reinstated automatically. The Ceding Company will pay the Reinsurer the Quota Share Percentage of all amounts received by the Ceding Company in connection with the reinstatement of such Annuity plus any amounts previously refunded to the Ceding Company by the Reinsurer in connection with the lapse of such Annuity.

15.

Remedies and Waiver. All remedies of any party are cumulative. The failure of either the Ceding Company or the Reinsurer to exercise any right, privilege, power or remedy at law, equity or in existence by virtue of this Agreement or to otherwise insist upon strict compliance with any of the terms, provisions and conditions of this Agreement, or the obligations of the other party, will not constitute a waiver of such right, privilege, power, remedy, term, provision, condition, or obligation. Moreover, the failure of either party to enforce any part of this Agreement shall not be deemed to be an act of ratification or consent. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision of this Agreement.

16.

Assignment. The Ceding Company may not assign any of its rights, duties or obligations under this Agreement without the prior written consent of the Reinsurer, which consent will not be unreasonably withheld.

17.	Choice of Law. This Agreement will be governed by the laws of the State of Iowa, without giving effect to its choice of law provisions.

18.

Amendments. This Agreement may be amended only by written agreement of the parties. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

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19.

Entire Agreement. The terms expressed herein constitute the entire agreement between the parties with respect to the Annuities. There are no understandings between the parties with respect to the Annuities other than as expressed in this Agreement.

20.

Current Practices. The Ceding Company will not change or alter its underwriting, claims paying or administrative practices with respect to the Annuities in a manner that a reasonable person would expect could harm its relationship with policyholders or agents or increase the lapses or withdrawals of the Annuities without the prior written consent of the Reinsurer. For purposes of this paragraph, claims paying and administrative practices do not include the setting or resetting of crediting rates, bonuses or commission rates.

21.

Agent For Service of Process. The Reinsurer agrees to designate the Insurance Commissioner of the State of Iowa or a designated attorney as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company.

22.

Security for Reinsurance Credit. The Reinsurer will furnish appropriate security to enable the Ceding Company to secure credit for the reinsurance ceded under this Agreement in all United States jurisdictions in which the Ceding Company is required to file statutory financial statements. Such security shall be in any form acceptable to the regulatory authorities having jurisdiction over the Ceding Company’s statutory financial statements, including letters of credit, a reserve credit trust, funds withheld, or any combination thereof.

Amount of Security. The Ceding Company will provide the Reinsurer with a quarterly statement showing the Reinsurer’s Quota Share Percentage of the statutory liabilities associated with the Annuities. The Reinsurer shall ensure that the total amount of security provided under this Agreement equals or exceeds the amount of reinsurance credit taken by the Ceding Company under this Agreement.

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If the statement shows that the Reinsurer’s Quota Share Percentage of the statutory liabilities exceeds the amount of security provided as of the statement date, the Reinsurer shall, within sixty (60) days after receipt of notice of such excess, provide additional security for the Ceding Company and provide proof thereof in the form of (i) an amendment to the letter of credit or an additional letter of credit increasing the amount of credit, (ii) additional deposits in a reserve credit trust, (iii) additional funds withheld, or (iv) any combination of the foregoing in an amount equal to such excess. If, however, the statement shows that the Reinsurer’s Quota Share Percentage of the statutory liabilities is less than the total security provided, the Ceding Company shall, within sixty (60) days after receipt of written request from the Reinsurer, release such excess security by (a) returning a portion of funds withheld, (b) agreeing to reduce the amount of the letter of credit, (c) authorizing the withdrawal of funds from the reserve credit trust by Reinsurer, or (d) some combination of such of the foregoing actions as may release such excess funds to Reinsurer for its exclusive use.

Letter of Credit. In the event a letter of credit is used as security for the Ceding Company’s reserve credit, this Paragraph 22 shall set forth the terms and conditions under which any letter(s) of credit provided hereunder shall be issued.

The Reinsurer shall provide the Ceding Company with a clean, unconditional and irrevocable letter of credit. The terms and the bank shall be acceptable to the regulatory authority(ies) having jurisdiction. The letter of credit shall follow the format attached hereto as Exhibit I.

The Reinsurer hereby agrees that the letter of credit will provide for automatic extension of the letter of credit without amendment for one year from the date of expiration of said letter or any future expiration date, unless thirty (30) days prior to any expiration the issuing bank notifies the Ceding Company by registered mail that the issuing bank elects not to consider the letter of credit renewed for any additional period. An issuing bank that is not a member of the Federal Reserve system shall provide sixty (60) days’ notice to the Ceding Company prior to any expiration.

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Notwithstanding any other provision of this Agreement, the Ceding Company or any successor by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator, may draw upon such credit at any time only for one or more of the following purposes:

(i)	To pay or reimburse the Ceding Company for the Reinsurer’s Quota Share Percentage of premiums returned to the owners of Annuities on account of cancellation of such Annuities;

(ii)	To pay or reimburse the Ceding Company for the Reinsurer’s Quota Share Percentage of surrenders and benefits or losses paid by the Ceding Company under the terms and provisions of the Annuities;

(iii)

To fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company’s liabilities for the Annuities. Such amount shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses and unearned premiums; and

(iv)	To pay or reimburse the Ceding Company for any other amounts the Ceding Company claims are due from the Reinsurer under this Agreement.

The Ceding Company shall return any amounts drawn on the letters of credit in excess of the actual amounts required for subparagraphs (i), (ii) and (iii) above or, in the case of subparagraph (iv), any amounts that are subsequently determined not to be due. In the event the Ceding Company holds amounts under subparagraph (iii) above, the Ceding Company shall pay to the Reinsurer an interest payment (at a rate not in excess of the prime rate of interest) on amounts so held.

Reserve Credit Trust. If assets are deposited into a trust as security for the Ceding Company’s reserve credit, it is the intention of all parties that this Paragraph 22 shall set forth the terms and conditions under which any reserve credit trust provided hereunder shall be established.

The Reinsurer as grantor and the Ceding Company as beneficiary will enter into a trust agreement with a trustee pursuant to which the trust will be established and funded. The terms of the trust agreement and the trustee bank shall be acceptable to the regulatory authority(ies) having jurisdiction. Assets held in the trust may be in the form of any of the following:

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(i)	Cash;

(ii)	Securities listed by the Securities Valuation Office of the National Association of Insurance Commissioners and qualifying as admitted assets; and

(iii)	Any other form of security acceptable to the Insurance Commissioner of the State of Iowa.

Prior to depositing assets with the trustee, the grantor shall ensure that assignments or endorsements in blank have been executed or that legal title has been transferred to the trustee of all shares, obligations or any other assets requiring assignments, in order that the beneficiary, or the trustee upon direction of the beneficiary, may whenever necessary negotiate any such assets without consent or signature from the grantor or any other entity.

Notwithstanding any other provision of this Agreement, the Ceding Company or any successor by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator, may draw upon assets in the trust account at any time only for one or more of the following purposes:

(i)	To pay or reimburse the Ceding Company for the Reinsurer’s Quota Share Percentage of premiums returned to the owners of Annuities on account of cancellation of such Annuities;

(ii)	To pay or reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company under the terms and provisions of the Annuities;

(iii)

To fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company’s liabilities for the Annuities. Such amount shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses and unearned premiums; and

(iv)	To pay or reimburse the Ceding Company for any other amounts the Ceding Company claims are due from the Reinsurer under this Agreement.

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The Ceding Company shall return any amounts drawn from the trust account in excess of the actual amounts required for subparagraphs (i), (ii) and (iii) above or, in the case of subparagraph (iv), any amounts that are subsequently determined not to be due. In the event the Ceding Company holds amounts under subparagraph (iii) above, the Ceding Company shall pay to the Reinsurer an interest payment (at a rate not in excess of the prime rate of interest) on amounts so held.

Draws on the Security. In the event the Ceding Company or its successors in interest draw upon the letter of credit or trust, the Reinsurer shall immediately be entitled to proportionately reduce its share of the statutory reserve associated with the Annuities.

Insolvency. The rights and obligations of the Ceding Company and the Reinsurer, as set forth in this Paragraph 22, shall not be diminished in any manner whatsoever by the insolvency of the Ceding Company or the Reinsurer.

Maximum Credit to Be Taken. Notwithstanding the foregoing, credit for reinsurance taken by the Ceding Company for reinsurance ceded to the Reinsurer hereunder shall not exceed the aggregate of the net amount of reserves plus the liability for any unallocated amounts which has been set up and reported to the Ceding Company as being held by the Reinsurer and by each subsequent reinsurer.

23.	Fixed Subaccount Crediting Rates. The Ceding Company and the Reinsurer agree to discuss renewal crediting rates on fixed subaccounts under the Annuities on an as-needed basis.

24.

Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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25.

NAIC Annual Statement. For purposes of this Agreement, if the NAIC Annual Statement blank is changed or modified, such that the items described in this Agreement do not appear on the pages referenced in this Agreement, or if they should be eliminated or combined with other amounts or if the basis set out in the NAIC Annual Statement blank for calculation of the items specified in this Agreement should be modified so that the calculation is not consistent with the calculation of such items as described in this Agreement, then they will be determined in accordance with a method satisfactory to both parties to this Agreement.

26.

Settlement. All monetary settlements between the Ceding Company and the Reinsurer shall be in the form of cash or in investment grade securities meeting the requirements of Schedule F and having an equivalent fair market value.

27.

Iowa Insurance Commissioner; Approval or Non-Disapproval; Termination Notice. In addition to any other requirements of this Agreement, neither the Ceding Company nor the Reinsurer may amend or assign, or cause to be amended or assigned, this Agreement without first obtaining the prior approval or non-disapproval (as necessary) of the Insurance Commissioner of the State of Iowa. The parties will ensure that the Insurance Commissioner of the State of Iowa receives written notice of termination of, or recapture under, this Agreement for any reason.

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ARTICLE II

REINSURANCE PREMIUMS AND OTHER PAYMENTS BY THE REINSURED

1.

Reinsurance Premiums. The Ceding Company shall pay to the Reinsurer an amount (the “Reinsurance Premiums”) on all Annuities in effect under this Agreement from time to time, equal to (i) times [the net of (ii) minus (iii)], where:

(i)	equals the Quota Share Percentage;

(ii)

equals the sum of the gross premiums received by the Ceding Company and posted during the current Accounting Period (as defined in Article VI, Paragraph 1) to the Ceding Company’s accounting system as a deposit to any of the Annuities; and

(iii)	equals the premium taxes assessed to the policyholder during the current Accounting Period with respect to the Annuities.

The Reinsurance Premiums paid to the Reinsurer by the Ceding Company will be remitted to the Reinsurer at the end of the Accounting Period during which the amounts described above were posted to the Ceding Company’s accounting system and attributed to any of the Annuities.

2.	The Ceding Company shall pay to the Reinsurer the Quota Share Percentage of the rider fees, policy fees, and mortality and expense (M&E) charges assessed on separate account funds for the Annuities.

3.

The Ceding Company shall pay to the Reinsurer the Quota Share Percentage of any net revenues realized by the Ceding Company, its affiliates or subsidiaries, through 12b-1 plan expense reimbursements and through asset management fee sharing or administrative cost reimbursement arrangements with subaccount fund managers or advisors with respect to the Annuities.

4.

The Ceding Company shall pay to the Reinsurer the Quota Share Percentage of any dollar cost average (“DCA”) reimbursements received by the Ceding Company and any gain associated with timing differences in the application of funds with respect to the Annuities.

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ARTICLE III

ALLOWANCES

1.	Commission Allowance. The Reinsurer shall pay to the Ceding Company an amount (the “Commission Allowance”) at the end of the first and all subsequent Accounting Periods equal to (i) times (ii), where:

(i)	equals the actual commissions paid to general agents, wholesalers, and marketing organizations by the Ceding Company during the current Accounting Period with respect to the Annuities; and

(ii)	equals the Quota Share Percentage.

2.	Expense Allowance. The Reinsurer shall pay to the Ceding Company an amount (the “Expense Allowance”) at the end of each Accounting Period equal to (i) times the sum of (ii) and (iii), where:

(i)	equals the Quota Share Percentage;

(ii)	equals $25 times the average number of Annuities in force throughout the current Accounting Period; and

(iii)	equals 0.0135 percent times the average Account Value (as defined in Schedule B, Paragraph 4) outstanding throughout the current Accounting Period.

The expense rates shown in clauses (ii) and (iii) above will be reduced proportionately when the Accounting Period is less than a full calendar quarter.

3.

Commission Chargebacks. At the end of each Accounting Period, the Ceding Company shall pay to the Reinsurer the Quota Share Percentage of the commission chargebacks collected during each Accounting Period with respect to the Annuities.

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ARTICLE IV

BENEFIT PAYMENTS

1.

Benefit Payments. The term “Benefit Payments,” as used in this Agreement, shall mean the sum of (i) Claims (as defined in Paragraph 2 below), (ii) Cash Surrender Values (as defined in Paragraph 3 below), (iii) Annuity Payments (as defined in Paragraph 4 below), (iv) Additional Death Benefit Interest Payments (as defined in Paragraph 5 below), and (v) the Quota Share Percentage of the net of the transfers to the Ceding Company’s related separate accounts less the transfers from such separate accounts. Transfers from such separate accounts shall not include policy fees, mortality and expense charges, or charges for guaranteed minimum income benefit riders. The Ceding Company’s related separate accounts shall be maintained such that the separate account liabilities for the Annuities are equal to the market value of the assets in the variable subaccounts of such separate accounts.

2.

Claims. The term “Claims,” as used in this Agreement, shall mean death benefits. The Reinsurer shall reimburse the Ceding Company for the Quota Share Percentage of the Claims paid by the Ceding Company during the current Accounting Period in accordance with the terms of the Annuities.

3.

Cash Surrender Values. The term “Cash Surrender Values,” as used in this Agreement, shall mean amounts paid by the Ceding Company upon termination of the Annuities in accordance with the terms of the Annuities. The Reinsurer shall reimburse the Ceding Company for the Quota Share Percentage of the Cash Surrender Values paid by the Ceding Company during the current Accounting Period in accordance with the terms of the Annuities.

4.

Annuity Payments. The term “Annuity Payments,” as used in this Agreement, shall mean (i) periodic payments made by the Ceding Company in the event that an Annuity annuitizes and (ii) the statutory reserve for an Annuity with a guaranteed withdrawal benefit that reaches zero. In the event that an Annuity annuitizes, the Reinsurer shall pay to the Ceding Company the Quota Share Percentage of each resulting Annuity Payment. In the event that the account balance of an Annuity with a guaranteed withdrawal benefit

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reaches zero, the Ceding Company will establish a payout annuity for the remaining benefit and the Reinsurer shall pay to the Ceding Company an amount equal to the Quota Share Percentage of the statutory reserve for that Annuity. The Reinsurer shall have no further obligation or liability with respect to any such annuitized Annuities.

5.

Additional Death Benefit Interest Payments. Where under an Annuity the Ceding Company is required by applicable state law to pay additional interest from the date of death or the date of proof of death (“Additional Death Benefit Interest Payments”), the Reinsurer shall pay to the Ceding Company the Quota Share Percentage of any such Additional Death Benefit Interest Payments.

6.

Notice. The Ceding Company will notify the Reinsurer by means of its reporting of Benefit Payments on Schedule C after receipt of any information regarding Claims with respect to the Annuities. The term “information,” as used in this paragraph, means any documentation received by the Ceding Company as notice of a Claim. The reinsurance claim and copies of notification, claim papers, and proofs will be furnished to the Reinsurer upon request. The Ceding Company shall notify the Reinsurer of all investigations, policyholder complaints, and insurance department complaints regarding allegations of fraud, bad faith, unfair trade practices or intentional wrongdoing relating to the Annuities and of any litigation pertaining to the Annuities by providing written notice to the Reinsurer within ten (10) days after receipt of such notice of investigation, complaint or litigation. The Ceding Company shall also provide the Reinsurer, no later than thirty (30) days after the end of each calendar year, with a complaint log. This log shall clearly show the total number of complaints pertaining to the Annuities for the preceding calendar year, the applicable distribution channel, a summary of the complaint and the disposition of each complaint.

7.

Liability and Payment. In the event that the Reinsurer does not elect to participate in claims adjudication and administration, as described in Article I, Paragraph 7, the Reinsurer will accept the decision of the Ceding Company with respect to payment of a Claim on an Annuity. The Reinsurer will pay the Quota Share Percentage of Claims in a lump sum to the Ceding Company without regard to the form of settlement by the Ceding Company.

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8.

Contested Claims. The Ceding Company shall advise the Reinsurer of its intention to contest, compromise or litigate any Claims involving Annuities by giving the Reinsurer twenty (20) days’ prior written notice of its intention to contest, compromise or litigate such Claims. The Reinsurer will notify the Ceding Company within ten (10) days after receipt of such notice if it chooses to participate. The Reinsurer will pay the Quota Share Percentage of the expense of such contests, in addition to the Quota Share Percentage of Claims, or it may choose not to participate. If the Reinsurer chooses not to participate, it will discharge its liability by payment to the Ceding Company of the full amount of its liability on the Annuity. Notwithstanding the foregoing, however, the Reinsurer will not be notified and will not participate in contests or litigation whose purpose is to determine the rightful owner of the proceeds of an Annuity.

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ARTICLE V

FUNDS WITHHELD

1.	Initial Coinsurance Reserve. The Coinsurance Reserve as of the Effective Date (the “Initial Coinsurance Reserve”) shall equal the Coinsurance Reserve (as defined in Schedule B) on the Effective Date.

2.	Funds Withheld Balance. The Funds Withheld Balance shall equal the statutory admitted asset value of the assets in the Segregated Asset Portfolio.

3.

Segregated Asset Portfolio. Pursuant to the terms of the Original Reinsurance Agreement, the Ceding Company established and maintained a Segregated Asset Portfolio, as described in Schedule E of the Original Reinsurance Agreement. The Ceding Company shall continue to maintain that Segregated Asset Portfolio pursuant to Schedule E of this Agreement. The Ceding Company agrees that the assets in the Segregated Asset Portfolio may be offset by the Reinsurer against the obligation of the Reinsurer to make payments under this Agreement. The investment income on the assets in the Segregated Asset Portfolio will be credited to the Reinsurer pursuant to Paragraph 5 of this Article. Only those assets set forth under the Investment Policy set forth in Schedule F shall be placed in the Segregated Asset Portfolio. The Ceding Company and the Reinsurer agree that the retention of assets by the Ceding Company shall not, in any way, diminish or dilute the investment risk transferred to the Reinsurer hereunder.

4.

Initial Funds Withheld Deposit. In order to provide adequate security for the Ceding Company’s statutory reserve credit on the Effective Date, the Reinsurer shall pay to the Ceding Company the excess of the Initial Coinsurance Reserve over the amounts held by the Ceding Company under the Original Reinsurance Agreement on the Effective Date.

5.

Funds Withheld Investment Credit. The term “Funds Withheld Investment Credit,” as used in this Agreement, shall have the meaning ascribed to it in Schedule D. The Ceding Company agrees to remit to the Reinsurer the Funds Withheld Investment Credit, if positive, at the end of each Accounting Period.

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Likewise, the Reinsurer agrees to remit to the Ceding Company the Funds Withheld Investment Credit, if negative, at the end of each Accounting Period.

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ARTICLE VI

ACCOUNTING AND SETTLEMENTS

1.

Accounting Period. The term “Accounting Period,” as used in this Agreement, shall mean a calendar quarter, except that: (a) the initial Accounting Period shall run from the Effective Date through the last day of the calendar quarter during which the Effective Date falls and (b) the final Accounting Period shall run from the end of the preceding Accounting Period until the Terminal Accounting Date (as defined in Article VIII, Paragraph 2).

2.

Quarterly Accounting Reports. The Ceding Company will submit to the Reinsurer quarterly accounting reports in the form of Schedule C for each Accounting Period not later than thirty (30) days after the end of each Accounting Period. Such reports will include information on the amount of Reinsurance Premiums, Ceding Allowance, Acquisition Expense, Expense Allowance, Benefit Payments, Modified Coinsurance Reserve, Coinsurance Reserve, Interest Maintenance Reserve, Funds Withheld Investment Credit and Funds Withheld Balance.

3.	Quarterly Settlements.

A.	The Ceding Company shall pay to the Reinsurer the sum of:

(i)	Reinsurance Premiums determined in accordance with Article II, Paragraph 1; plus

(ii)	The amounts set forth in Article II, Paragraphs 2 through 4 (such amounts, “Other Income”); plus

(iii)	Commission chargebacks determined in accordance with Article III, Paragraph 3; plus

(iv)	Funds Withheld Investment Credit determined in accordance with Article V.

B.	The Reinsurer shall pay to the Ceding Company the sum of:

(i)	Benefit Payments, as defined in Article IV; plus

(ii)	Commission Allowance determined in accordance with Article III, Paragraph 1; plus

(iii)	Expense Allowance determined in accordance with Article III, Paragraph 2.

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4.

Amounts Due Quarterly. Except as otherwise specifically provided in this Agreement, all amounts due to be paid to either the Ceding Company or the Reinsurer under this Agreement will be determined on a net basis at the end of each Accounting Period. Net amounts due the Reinsurer will be due and payable within thirty (30) days after the end of the Accounting Period. Net amounts due the Ceding Company will be due and payable fifteen (15) days after receipt of the quarterly accounting report with respect to such Accounting Period.

5.

Annual Accounting Reports. The Ceding Company will provide the Reinsurer with annual accounting reports within thirty (30) days after the end of the calendar year for which such reports are prepared. These reports will contain sufficient information about the Annuities to enable the Reinsurer to prepare its annual financial reports and to verify information reported in Schedule C and will include entries for Schedule S of the NAIC Annual Statement blank.

6.

Estimates. If the amounts described in Paragraph 3 above cannot be determined by the dates described in Paragraph 4 above on an exact basis, such payments will be made in accordance with a mutually agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when they become available.

7.

Delayed Payments. As soon as reasonably practicable, each party hereto shall provide the other with written notice that a payment is overdue. For purposes of Paragraph 4 above, if there is a delayed settlement of a payment due, an interest penalty at the Delayed Payment Rate defined in Paragraph 8 below shall be due for the period for which the amount is overdue. For purposes of this paragraph, a payment will be considered overdue fifteen (15) days after the date such payment is due.

8.	Delayed Payment Rate. The term “Delayed Payment Rate,” as used in this Agreement, shall mean a rate that is equal to [300 basis points plus [(i) divided by (ii)]] divided by four, where:

22	4/1/2015

(i)	equals the sum of the one month London Interbank Offered Rates (LIBOR) as published by The Wall Street Journal at the end of each calendar month ending during the current Accounting Period; and

(ii)

equals the number of calendar months ending during the current Accounting Period. The Delayed Payment Rate is to be applied as the rate payable for an entire calendar quarter. In the event that the period of delay is less than an entire calendar quarter, a pro rata fraction of the Delayed Payment Rate shall be used.

9.

Quarterly Supplemental Reports. The Ceding Company shall submit to the Reinsurer quarterly reports not later than thirty (30) days after the end of each calendar quarter. Such reports will include a seriatim in-force data file and a summary roll-forward for the calendar quarter. These reports are as set forth in Schedule C.

10.

Offset of Payments. All monies due either the Ceding Company or the Reinsurer under this Agreement will be offset against each other, dollar for dollar, regardless of the insolvency of either party. However, in the event of an insolvency, offsets will be allowed in accordance with the law of the state exercising jurisdiction over the insolvency.

11.

Cash Calls. From time to time during any particular Accounting Period, the Ceding Company may send a report (a “Cash Call Report”) showing the actual or estimated excess of the Coinsurance Reserve over the Funds Withheld Balance. The excess will be due and payable three (3) business days after receipt of the Cash Call Report.

23	4/1/2015

ARTICLE VII

DURATION AND RECAPTURE

1.	Duration. Except as otherwise provided herein, this Agreement will be unlimited in duration.

2.

Reinsurer’s Liability. The liability of the Reinsurer with respect to any Annuity will begin simultaneously with that of the Ceding Company, but not prior to the Effective Date. The Reinsurer’s liability with respect to any Annuity will terminate on the earliest of: (i) the day on which such Annuity is recaptured; (ii) the day on which the Ceding Company’s liability on such Annuity is terminated; and (iii) the day on which this Agreement is terminated. Termination of the Reinsurer’s liability shall be subject to payments in respect of such liability in accordance with the provisions of Article VIII of this Agreement. In no event shall this paragraph be interpreted to imply a unilateral right of the Reinsurer to terminate this Agreement, except as otherwise expressly stated in this Agreement.

3.

Termination for Nonpayment of Reinsurance Premiums or Other Amounts Due. If the Ceding Company fails to pay the Reinsurance Premiums or any other amounts due the Reinsurer pursuant to this Agreement within sixty (60) days after the end of any Accounting Period, the Reinsurer may terminate this Agreement upon thirty (30) days’ prior written notice to the Ceding Company. In the event that the Ceding Company pays the amounts due to the Reinsurer within the thirty (30) day notice period, this Agreement will not be terminated. Such termination will be subject to the payment of a Terminal Accounting and Settlement (as defined in Article VIII, Paragraph 3).

4.

Recapture. The Annuities are eligible for recapture upon mutual agreement of the Ceding Company and the Reinsurer. Notwithstanding the foregoing, however, in the event of the failure of the Ceding Company to receive statutory credit for the Coinsurance Reserve, or, with respect to risk-based capital calculations, for the Modified Coinsurance Reserve with respect to this Agreement, the Ceding Company may elect to recapture this Agreement upon thirty (30) days’ prior written notice. Such recapture will apply to all the Annuities and will be subject to the payment of a Terminal Accounting and Settlement (as defined in Article VIII, Paragraph 3).

24	4/1/2015

ARTICLE VIII

TERMINAL ACCOUNTING AND SETTLEMENT

1.

Terminal Accounting. In the event that this Agreement is terminated in accordance with Article VII, Paragraph 3, or all reinsurance under this Agreement is recaptured in accordance with Article VII, Paragraph 4, a Terminal Accounting and Settlement will take place and, except as set forth in Paragraph 4 below, the parties hereto shall have no further obligations under this Agreement. Notwithstanding the foregoing, however, if the parties agree to terminate the Agreement by mutual consent, then they may deviate from the Terminal Accounting and Settlement described in this Article VIII.

2.

Date. The term “Terminal Accounting Date,” as used in this Agreement, shall mean the earliest of: (1) the effective date of recapture pursuant to this Agreement; (2) the effective date of termination of this Agreement; and (3) any other date mutually agreed to in writing.

3.	Settlement. The term “Terminal Accounting and Settlement,” as used in this Agreement, will consist of:

(a)	the quarterly settlement as provided in Article VI, Paragraph 3, computed as of the Terminal Accounting Date; and

(b)	termination of the reserve credit trust described in Article 1, Paragraph 22 and payment to the Reinsurer of the balance in such reserve credit trust; and

(c)	payment by the Reinsurer to the Ceding Company of an amount equal to the excess, if any, of the Coinsurance Reserve over the Funds Withheld Balance; and

(d)	payment by the Ceding Company to the Reinsurer of an amount equal to the excess, if any, of the Funds Withheld Balance over the Coinsurance Reserve.

If the calculation of the Terminal Accounting and Settlement produces an amount owing to the Ceding Company, the Reinsurer shall pay such amount to the Ceding Company. If the calculation of the Terminal Accounting and Settlement produces an amount owing to the Reinsurer, the Ceding Company shall pay such amount to the Reinsurer.

25	4/1/2015

4.

Supplementary Accounting and Settlement. In the event that, subsequent to the Terminal Accounting and Settlement, a change is made with respect to any amounts due, a supplementary accounting will take place pursuant to Paragraph 3 above. Any amount owed to the Ceding Company or to the Reinsurer by reason of such supplementary accounting will be paid promptly upon the completion thereof.

26	4/1/2015

ARTICLE IX

ARBITRATION

Any and all disputes arising out of this Agreement, including with respect to its formation and validity, shall be submitted to binding arbitration. Any arbitration shall be based upon the Procedures for the Resolution of U.S. Insurance and Reinsurance Disputes dated September 1999 (the “Procedures”) as published by the Reinsurance Association of America as may be amended or modified and as supplemented or limited by the subparagraphs below.

(a)

The Panel shall consist of three disinterested arbitrators, one to be appointed by the petitioner, one to be appointed by the respondent and the third to be appointed by the two Party-appointed arbitrators. The third arbitrator shall serve as the umpire, who shall be neutral. The arbitrators and umpire shall be persons who are current or former officers or executives of an insurer or reinsurer. Within thirty (30) days after the commencement of the arbitration proceeding, each Party shall provide the other Party with the identification of its Party-appointed arbitrator, his or her address (including telephone, fax and e-mail information), and a copy of the arbitrator’s curriculum vitae. If either Party fails to appoint an arbitrator within that thirty (30) day period, the non-defaulting Party will appoint an arbitrator to act as the Party-appointed arbitrator for the defaulting Party. The umpire shall be appointed by the two Party-appointed arbitrators as soon as practical, but not later than thirty (30) days after the appointment of the second arbitrator. The Party-appointed arbitrators may consult, in confidence, with the Party who appointed them concerning the appointment of the umpire.

(b)

Where the two Party-appointed arbitrators have failed to reach agreement on an umpire within the time specified in subparagraph (a) above, each Party shall propose to the other in writing, within seven (7) days thereafter, eight umpire candidates from the ARIAS U.S. Certified Arbitrators List in effect at the time of the commencement of the arbitration. The umpire will then be selected in accordance with the Procedures. Unless the Parties agree otherwise, the ARIAS U.S. Umpire Questionnaire Form in effect at the time of the commencement of the arbitration shall be used.

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(c)	The arbitration shall take place in Cedar Rapids, Iowa.

(d)

Unless prohibited by law, the Circuit Court of the County of Linn, Iowa, shall have exclusive jurisdiction over any and all court proceedings that either Party may initiate to compel arbitration or to enforce an Arbitration Award. The decision of the Panel shall be final and binding and subject to neither appeal nor challenge. Notwithstanding the foregoing, in the case of an Arbitration Award which is given as a result of malfeasance or fraud committed by the umpire or the arbitrators, a Party may petition the Circuit Court of the County of Linn, Iowa, to set the Arbitration Award aside. In such an instance, such court shall have exclusive jurisdiction to set the arbitration aside and to redirect the Parties to a new arbitration to be conducted as described above.

(e)	For purposes of this Article, the terms “Arbitration Award,” “Panel,” and “Party” (or “Parties”) shall have the meanings set forth in article 2 of the Procedures (Definitions).

(f)	In the event of any conflict between the Procedures and this Article, this Article, and not the Procedures, will control. This Article shall survive the expiration or termination of this Agreement.

28	4/1/2015

ARTICLE X

INSOLVENCY

Insolvency, for purposes of this Article, is defined to be: (a) the filing of a voluntary or involuntary petition for liquidation by or on behalf of the Ceding Company, (b) any assignment for the benefit of creditors, or (c) the appointment of a conservator, liquidator, receiver, or statutory successor to conserve or administer the Ceding Company properties or assets. In the event of the Ceding Company’s insolvency, any payments due the Ceding Company from the Reinsurer pursuant to the terms of this Agreement will be made directly to the Ceding Company or its conservator, liquidator, receiver or statutory successor, which shall not include a guarantee association or fund. The reinsurance will be payable by the Reinsurer on the basis of the liability of the Ceding Company under the Annuities without diminution because of the insolvency of the Ceding Company. The conservator, liquidator, receiver or statutory successor of the Ceding Company will give the Reinsurer written notice of the pendency of a claim against the Ceding Company on any Annuity within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the Ceding Company’s name (or in the name of the Ceding Company’s conservator, liquidator, receiver or statutory successor), in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Ceding Company or its conservator, liquidator, receiver or statutory successor.

29	4/1/2015

ARTICLE XI

EXECUTION

In witness of the above, this Agreement is executed in duplicate on the dates indicated below as of the Effective Date set forth above.

TRANSAMERICA LIFE INSURANCE COMPANY, as the Ceding Company ATTEST:
By:	/s/ Josh Rundle	By:	/s/ Ben Wadsley
	Josh Rundle		Ben Wadsley
Title:	Actuary - I&R	Title:	Assistant Vice President
Date:	4/14/2015	Date:	4/14/2015

FIREBIRD RE CORP., as the Reinsurer

ATTEST:

By:	/s/ Angela M. Haugen	By:	/s/ Bonnie Gerst
	Angela M. Haugen		Bonnie Gerst
Title:	Project Coordinator	Title:	Vice President
Date:	4/14/2015	Date:	4/14/2015

30	4/1/2015

SCHEDULE A

ANNUITIES AND RISKS REINSURED

Under this Agreement, the Reinsurer reinsures a 100 percent quota share (the “Quota Share Percentage”) of the Ceding Company’s Net Liability (as defined below) with respect to (a) the annuities, amendatory endorsements, and riders identified by the product names and assigned to the Ceding Company’s accounting centers set forth below (including any riders or amendatory endorsements attached to such annuities upon their issue in order to gain approval from specific state insurance departments and those necessary to qualify such annuities for use with a qualified plan under the Internal Revenue Code) issued by the Ceding Company as described below and (b) such other amendatory endorsements and riders as are in existence as of the Effective Date and capable of being added to the annuities reinsured hereunder (the “Annuities”):

Product	Accounting Center

ACCESS 2003	00626100

EXTRA 2003	00625100

TFI EXTRA	00635000

REINS/SOP TA PRINCIPIUM	00643RS0

FREEDOM 2003	00623100

TFI FREEDOM	00636000

LANDMARK - NEW	00621100

SUNTRUST LANDMARK - VA 2003	00628000

M&T LANDMARK	00629000

TFI LANDMARK	00637000

REINS/SOP TA AXIOM	00647RS0

ACCESS	00626000

EXTRA VARIABLE ANNUITY	00625000

ENDEAVOR	00621000

REINS/SOP ENDEAVOR	00621RS0

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REINS/SOP ENDV PLATINUM	00623RS0

REINS/SOP EXTRA VA ANNTY	00625RS0

REINS/SOP SUNTRUST LDMK 2003	00628RS0

REINS/SOP M&T LANDMARK	00629RS0

TRANSAMERICA LIBERTY	00645000

REINS/SOP TFI LANDMARK	00637RS0

REINS/SOP TA LIBERTY	00645RS0

DREYFUS NB	03528000

TA PRINCIPIUM	00643000

TRANSAMERICA AXIOM	00647000

ENDEAVOR PLATINUM VARIABLE	00623000

TLIC/TIRe ANNUITIZED-TCM	00050070

TLIC/TIRe ANNUITIZED-TCM MGD	03956070

The Ceding Company will not reinsure the Annuities under other reinsurance agreements, without the prior written approval of the Reinsurer.

“Net Liability,” as used in this Agreement, means the Ceding Company’s liability on the Annuities, less amounts recoverable from other reinsurance.

32	4/1/2015

SCHEDULE B

RESERVES

1.

Coinsurance Reserve. The Coinsurance Reserve is equal to the statutory reserve credit taken for reinsurance by the Ceding Company, as calculated in accordance with statutory accounting practices prescribed or permitted by the Insurance Commissioner of the State of Iowa.

2.	Modified Coinsurance Reserve. The term “Modified Coinsurance Reserve,” as used in this Agreement, shall mean an amount equal to the Separate Account Value (as defined in Paragraph 5 below).

3.

Interest Maintenance Reserve. The term “Interest Maintenance Reserve,” as used in this Agreement, shall mean the interest maintenance reserve determined in accordance with Page 3, Column 1, Line 9.4 of the Ceding Company’s 2007 NAIC Annual Statement blank, with respect to the Segregated Asset Portfolio described in Schedule E.

4.	Account Value. The term “Account Value,” as used in this Agreement, shall mean the policy value determined in accordance with the terms of the Annuities.

5.

Separate Account Value. The term “Separate Account Value,” as used in this Agreement, shall mean the Account Value associated with the related separate accounts of the Ceding Company for the Annuities.

6.

Tax Reserve. The term “Tax Reserve,” as used in this Agreement, shall mean the Quota Share Percentage of the reserve calculated according to the methods and valuation assumptions described in Section 807 of the Internal Revenue Code of 1986 with respect to the Annuities. The Tax Reserve shall be allocated proportionately between the Coinsurance Reserve and the Modified Coinsurance Reserve. The Reinsurer shall report the portion of the Tax Reserve allocated to the Coinsurance Reserve on its tax returns and the Ceding Company shall report the portion of the Tax Reserve allocated to the Modified Coinsurance Reserve on its tax returns.

33	4/1/2015

SCHEDULE C

QUARTERLY REPORT OF ACTIVITY AND SETTLEMENTS

FROM CEDING COMPANY (TLIC) TO REINSURER (FIREBIRD RE)

Reporting Quarter:

Calendar Year:

1	Reinsurance Premiums @ Quota Share % (Article II, Paragraph 1)
	a. b.	Gross premiums Premium taxes
Reinsurance Premiums = a - b

2	Other Income @ Quota Share % (Article II, Paragraph 2, 3, 4)

	a. b. c. d. e. f.	Rider Fees Separate Account M&E fees Policy Fees Management & 12b-1 Fees Transaction gain/(loss) Miscellaneous Income Fees

Other income = a + b + c + d + e + f

3	Commission Allowance @ Quota Share % (Article III, Paragraph 1)

4	Expense Allowance @ Quota Share % (Article III, Paragraph 2)

	a. b.	$25 x average number of Annuities in force during current Accounting Period 0.0135% x average Account Value during current Accounting Period

Expense Allowance = a + b

5	Benefit Payments @ Quota Share % (Article IV)

	a. b. c. d. e.	Claims Cash Surrender Values Annuity Payments - MAV & GLWB obligations Transfers to/from Separate Accounts Additional Death Benefit Interest Payments

Benefit Payments = a + b + c + d + e

6	Funds Withheld Investment Credit
a. b. c. d. e. f.

Pre-Tax Gross Investment Income

Pre-Tax Net Realized and Unrealized Gains and Losses

Change in Pre-Tax IMR

Pre-Tax Realized and Unrealized Hedging Gains and Losses

Investment Expenses

Interest on Cash Flows

Funds Withheld Investment Credit = a + b + c + d - e + f

7	Cash Settlement = 1 + 2 - 3 - 4 - 5 + 6

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Current Quarter Supplemental Information:

a)	Interest Maintenance Reserve

b)	Modified Coinsurance Reserve

c)	Coinsurance Reserve

d)	Funds Withheld Balance

e)	Funds Withheld Investment Credit (Schedule D)

35	4/1/2015

SCHEDULE D

FUNDS WITHHELD INVESTMENT CREDIT

The term “Funds Withheld Investment Credit,” as used in this Agreement, shall mean for any Accounting Period an amount equal to (i) minus (ii), where:

(1)	equals the pre-tax statutory investment income for the Segregated Asset Portfolio described in Schedule E and is the sum of:

(a)

the pre-tax gross investment income, calculated by the Ceding Company in accordance with Line 10, Column 2, Exhibit of Net Investment Income Page 8 of the 2007 NAIC Annual Statement blank, during the current Accounting Period with respect to the Segregated Asset Portfolio; plus

(b)

pre-tax net realized and unrealized capital gains and losses, calculated by the Ceding Company in accordance with Line 10, Columns 3 and 4, Exhibit of Capital Gains (Losses), Page 8 of the 2007 NAIC Annual Statement blank, during the current Accounting Period with respect to the Segregated Asset Portfolio; plus

(c)

the change in the Interest Maintenance Reserve (“IMR”) balance, calculated by the Ceding Company in accordance with the Form for Calculating the Interest Maintenance Reserve, Page 29 of the 2007 NAIC Annual Statement blank, during the current Accounting Period with respect to the Segregated Asset Portfolio. For purposes of this calculation, a decrease in the IMR balance shall be positive while an increase in the IMR balance shall be considered negative; plus

(d)	pre-tax realized gains and losses associated with Hedging Programs established for this Agreement pursuant to Schedule G to the extent not included in item (i)(b) above. This item may be negative; and

(ii)

equals the investment expenses incurred by the Ceding Company as a result of the investment management of the Segregated Asset Portfolio. This expense will not exceed 15 basis points times the average Funds Withheld Balance for the components of the Segregated Asset Portfolio not related to any Hedging Program (as defined in Schedule G).

None of the items (a), (b), and (c) above under clause (i) will be adjusted for income taxes or changes in any provision for taxes, investment management fees, or charges for administrative fees.

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SCHEDULE E

SEGREGATED ASSET PORTFOLIO

1.

Segregated Asset Portfolio. The Segregated Asset Portfolio shall consist of one or more accounts established by the Ceding Company for the purpose of segregating reinsurance cash flows ceded but withheld under this Agreement. The Funds Withheld Balance shall be maintained by the Ceding Company in the Segregated Asset Portfolio, which shall pass along all of the credit quality, reinvestment, and disintermediation risk associated with the Annuities to the Reinsurer as required by Iowa Administrative Code 191-17.3. In order to accomplish this purpose, the Segregated Asset Portfolio shall be managed in accordance with the following:

a)

AEGON USA Investment Management, LLC (“AUIM”) shall act as investment manager for the Segregated Asset Portfolio and shall be responsible for all investment decisions relating to individual asset purchases, sales, trades or other transactions. AUIM may employ the services of subadvisors. In making individual investment decisions, AUIM shall follow the investment guidelines set forth in Schedule F.

b)

The investment experience of the assets held in the Segregated Asset Portfolio shall be separately determinable from the investment experience of other assets and asset portfolios managed by AUIM on behalf of the Ceding Company or any other client. The investment experience shall include realized and unrealized capital gains and losses, amortization of premium and discount, coupons, dividends, and any other form of investment income recognized for statutory reporting purposes by the Ceding Company.

c)	All assets held in the Segregated Asset Portfolio shall meet the requirements of the laws of the State of Iowa governing investments by life insurance companies.

d)	All assets held in the Segregated Asset Portfolio shall be the sole property of the Ceding Company.

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e)	The investment guidelines set forth in Schedule F may be changed only with the written consent of the Reinsurer.

2.

The Ceding Company shall establish separate custodial accounts within the Segregated Asset Portfolio (collectively, the “Segregated Custodial Account”) with respect to the assets supporting the Coinsurance Reserve for the Annuities for the purpose of segregating the Segregated Asset Portfolio. Assets associated with Hedging Programs (as defined in Schedule G) shall be maintained within the Segregated Custodial Account in one or more custodial accounts that are separate from other custodial accounts.

3.

The assets in the Segregated Asset Portfolio shall be managed to maintain the Funds Withheld Balance (as defined in Article V) at a level equal to or greater than the Coinsurance Reserve (as defined in Schedule B, Paragraph 1) at the end of each Accounting Period. At the end of each Accounting Period, if the Funds Withheld Balance is less than the Coinsurance Reserve, then the Reinsurer shall immediately deposit cash equal to the difference. At the end of each Accounting Period, if the Funds Withheld Balance is greater than the Coinsurance Reserve, then the Reinsurer may request a withdrawal equal to the difference. Notwithstanding the foregoing, however, the Ceding Company may withdraw assets from the Segregated Asset Portfolio on a daily basis to pay Benefit Payments (as defined in Article IV). Any assets so withdrawn from the Segregated Asset Portfolio will be valued at their fair market value and any gain or loss will be attributed to the Segregated Asset Portfolio for the Accounting Period in which the withdrawal took place.

38	4/1/2015

SCHEDULE F

INVESTMENT POLICY

The Ceding Company shall direct its investment manager to manage the Segregated Asset Portfolio such that the following guidelines (the “Investment Guidelines”) are maintained:

Investment Objective

The Ceding Company shall seek to manage the assets in the Segregated Asset Portfolio to maximize portfolio yield and total return within the liquidity, duration, and other constraints set forth herein.

New Purchases

Although the Ceding Company will attempt to remain within the quality, diversification, and other standards outlined below, both parties acknowledge that strict adherence to such standards may not be possible for small portfolios. Notwithstanding the foregoing, however, at no time while the Funds Withheld Balance is at least $250 million will purchases be made that will allow the Segregated Asset Portfolio to diverge from the standards set forth herein without the consent of the Reinsurer.

Investment Constraints for the Assets

This section refers to asset holdings not associated with the Hedging Programs described in Schedule G. The assets will consist primarily of fixed-income securities and commercial mortgage loans. The investment strategy will include the following general asset classes managed so that each class shall remain at or below the maximum percentage of the Segregated Asset Portfolio’s statutory admitted asset value set forth below:

Investment Grade Corporates	75%
MBS	15%
ABS	20%
Commercial Mortgage Backed Securities	20%
Private Placements	30%
Commercial Mortgage Loans	20%
High Yield	10%
Emerging Markets	5%
Equities	5%

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The actual mix of asset classes purchased shall be subject to the Ceding Company’s assessment of market conditions and the availability of suitable assets.

Derivatives such as, but not limited to, interest rate swaps, credit default swaps, and currency swaps are allowed in the Segregated Asset Portfolio, but only to the extent that they help to reduce investment risks or facilitate efficient portfolio management.

Within these broad asset allocations, the Ceding Company shall maintain the following overall quality and diversification constraints:

•	High Yield + Emerging Markets shall not exceed 12% of the Segregated Asset Portfolio’s statutory admitted asset value.

•	BBB-rated + 2 times High Yield shall not exceed 50% of the Segregated Asset Portfolio’s statutory admitted asset value.

•	Commercial Mortgage Backed Securities + Commercial Mortgage Loans shall not exceed 30% of the Segregated Asset Portfolio’s statutory admitted asset value.

•	No new investment shall be made in Commercial Mortgage Backed Securities rated below A-.

•

No issuer’s obligations shall exceed 5% of the Segregated Asset Portfolio’s statutory admitted asset value (constraint not applicable to securities backed by the full faith and credit of the government of the United States of America).

•	No investments shall be made in real estate unless they are real estate alternatives managed by AEGON USA Realty Advisors, LLC or acquired through foreclosure of a commercial mortgage.

•	No investments shall be made in equities unless they are fund of hedge funds managed by Prisma Capital Partners LP or received as part of a workout or bankruptcy.

40	4/1/2015

Cash and Short-Term Instruments

Cash balances will be invested in high quality, U.S. dollar-denominated short-term money market instruments. These instruments include short-term corporate bonds and notes, commercial paper, asset backed securities, repurchase agreements, agency discount notes, obligations issued or guaranteed by the U.S. and foreign governments and their agencies and instrumentalities, and obligations of U.S. and foreign banks or their foreign branches. The instruments must be rated A or higher (or the equivalent thereto) by Moody’s, Standard and Poor’s or Fitch or class 1 by the Securities Valuation Office of the National Association of Insurance Commissioners.

Liquidity

The Ceding Company shall ensure that the Segregated Asset Portfolio provides adequate liquidity under expected and adverse conditions.

Dollar Rolls/TBA

The Segregated Asset Portfolio may purchase mortgage backed securities (“MBS”) guaranteed by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, or the Government National Mortgage Association for the portfolios. These securities can be purchased for normal delivery as so called to-be-announced (“TBA”) pools or as specified pools. TBA obligations reflect the future delivery of MBS pools of a specific maturity, coupon and guarantor, and settle by market convention on a single day each month.

Securities Lending

The Segregated Asset Portfolio may engage in securities lending. Securities lending is the act of loaning securities to a third party (the “Borrower”) pursuant to a securities lending agreement, which, under U.S. law, requires that the Borrower provide the lender with collateral equal to or greater than the value of the lent securities. As payment for the loan, the parties negotiate a fee, quoted as an annualized percentage of the value of the lent securities. If the agreed form of collateral is cash, then the fee may be quoted as a “rebate,” meaning that the lender will earn all of the interest that accrues on the cash collateral and will “rebate” an agreed rate of interest to the Borrower.

41	4/1/2015

Asset Liability Matching

The Ceding Company shall attempt to maintain the weighted-average duration of the assets in the Segregated Asset Portfolio within 1 year of the targeted asset benchmark duration set by the Ceding Company. Notwithstanding the foregoing, however, in the normal course the Ceding Company’s asset-liability management function may discover that the asset/liability duration mismatch exceeds 1 year. In such case, the Ceding Company shall consult with the Reinsurer to determine the course of action to take in reducing or resolving such mismatch.

42	4/1/2015

SCHEDULE G

HEDGING PROGRAMS

The Reinsurer may seek to participate in risk hedging programs managed by the Ceding Company (each, a “Hedging Program”). The Reinsurer and the Ceding Company shall, from time to time, agree in writing to the investment guidelines and policies governing such Hedging Programs and the investment expenses to be incurred by the Reinsurer in participating in each such Hedging Program. Such programs are used to hedge risks associated with the Ceding Company’s in-force products, including the Annuities. Should the Reinsurer request to participate in an existing Hedging Program or request the Ceding Company to initiate a specific Hedging Program, the Reinsurer shall complete a Hedge Request Form as shown in Exhibit II hereto and submit it to the Ceding Company. At any time upon thirty (30) days’ prior notice to the Reinsurer, the Ceding Company may terminate the Reinsurer’s participation in any Hedging Program. Hedging Programs will be subject to reasonable guidelines and will comply with the Ceding Company’s domiciliary state’s insurance laws and regulations.

Funds received from hedging instruments or positions shall be deposited into the Segregated Asset Portfolio and remain subject to this Agreement, including its provisions concerning Investment Guidelines and Hedging Programs. Likewise, the Ceding Company may satisfy cash demands required by the settlement of hedging instruments or positions that are part of a Hedging Program by making withdrawals from those separate custodial accounts within the Segregated Asset Portfolio that are not part of a Hedging Program.

43	4/1/2015

Exhibit I

Letter of Credit Form

(Name of Bank)

(Address)

FOR INTERNAL IDENTIFICATION PURPOSES ONLY Does Not Affect Terms of Letter of Credit or Bank’s Obligations Thereunder
Our No. Other

Accountholder/Applicant
(Reinsurer)
Beneficiary’s State of Domicile

Irrevocable                                                                                                                                                              Issue Date:

Letter of Credit No.

To: Beneficiary: (Name)

                             (Address)

We hereby establish this irrevocable Letter of Credit in favor of the aforesaid addressee (“Beneficiary”) for drawings up to United States $                    , effective immediately. This Letter of Credit is issued, presentable and payable at our office at (issuing bank’s address) and expires with our close of business on                 , 20    .

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator.

We hereby undertake to promptly honor your sight draft(s) drawn on us, indicating our Credit No.            , for all or any part of this Credit if presented at our office specified in paragraph one on or before the expiration date or any automatically extended expiry date.

Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification. The obligation of (issuing bank) under this Letter of Credit is the individual obligation of (issuing bank), and is in no way contingent upon reimbursement with respect thereto.

It is a condition of this Letter of Credit that it is deemed to be automatically extended without amendment for one year from the expiration date hereof, or any future expiration date, unless thirty days prior to such expiration date we notify you by registered mail that we elect not to consider this Letter of Credit renewed for any such additional period.

This Letter of Credit is subject to and governed by the Laws of the State of Iowa and the 2007 revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 600) and, in the event of any conflict, the Laws of the State of Iowa will control. If this Credit expires during an interruption of business as described in Article 32 of said Publication 600, the bank hereby specifically agrees to effect payment if this Credit is drawn against within thirty days after the resumption of business.

Very truly yours,

(Issuing Bank)

44	4/1/2015

Exhibit II

Hedge Request Form

Pursuant to Schedule G of the First Amended and Restated Reinsurance Agreement, dated April 14, 2015, by and between Transamerica Life Insurance Company (the “Ceding Company”) and Firebird Re Corp. (the “Reinsurer”) (the “Agreement”), the Reinsurer hereby requests to participate in and authorizes the Ceding Company to include the Reinsurer in the following hedging program(s) of the Ceding Company, effective [DATE]:

PROGRAM: [State the program name, if already established.]

PURPOSE: [State the purpose of the proposed hedge, risk, and other relevant factors.]

DESCRIPTION: [Provide a description of the proposed hedging program.]

INSTRUMENTS: [List the instruments and indices permitted.]

COLLATERAL: [Describe the collateral aspects of the program.]

RISK TOLERANCES AND MONITORING: [Provide specific risk tolerances and monitoring requirements.]

COMPLIANCE AND REPORTING: [Provide compliance and reporting requirements.]

HEDGE PROGRAM EXPENSES: [Provide desired types and amounts of additional investment charges under the Agreement.]

The Ceding Company shall have full discretion to manage the hedging program, on behalf of the Reinsurer, in accordance with the Ceding Company’s domiciliary state’s insurance laws and regulations. Except as may be required by law or regulation, by its signature below the Ceding Company hereby agrees that it will not make any material changes to the hedging program(s) without the Reinsurer’s prior approval.

Capitalized terms not defined shall have the meanings ascribed to them in the Agreement.

FIREBIRD RE CORP., AS THE REINSURER

By:
Name:
Title:
Acknowledged and agreed:

TRANSAMERICA LIFE INSURANCE COMPANY, AS THE CEDING COMPANY

By:
Name:
Title:

45	4/1/2015